UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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INSMED INCORPORATED
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E-mail to Transave Employees sent December 2, 2010

Dear Colleagues,

I am pleased to announce that this morning we publicly announce that Transave entered into a business combination effective as of yesterday with Richmond, VA-based biopharmaceutical company, Insmed Incorporated (Nasdaq CM: INSM).  Attached is the press release that provides more information about the agreement, but I wanted to personally reach out to you to provide my perspective on what an exciting opportunity this is for our company and its employees.

The combined company’s strong balance sheet of approximately $110 million in cash will provide us with the solid financial footing needed to continue advancing ARIKACE™ toward FDA approval in the CF and NTM indications, and will position Transave for continued growth and potential market leadership.  Combining with publically-traded Insmed represents a unique opportunity for Transave, as the combination of the two entities will enable the company to commercialize ARIKACE™ as rapidly as is feasible.

The combined entity will trade under Insmed’s current ticker symbol, “INSM” on the Nasdaq Stock Exchange, and will retain the Insmed, Inc. name.  Transition logistics for the combined company, which are expected to be completed in the first quarter of 2011, are already underway.  The combined company will initially be governed by a four person Board of Directors with three directors from the current Insmed board and one director from the current Transave board.   Don Hayden, Transave’s former Chairman, will serve as Chairman of the combined entity.  The executive team will include myself in the role of President and CEO of the combined company; Renu Gupta, Executive Vice President, Development, and Chief Medical Officer; Kevin Tully, Chief Financial Officer; Nick LaBella, Chief Scientific Officer; and Nick Gurreri, Senior Vice President, Commercial Operations and Business Development.
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While the appropriate infrastructure for the new entity is currently under review, given that the centrepiece of the combined company will be ARIKACE™ and its continued development, I believe this transaction represents a significant opportunity for our employees.

I hope you are as excited as I am about the possibility of transforming Transave into a leading biopharmaceutical company that has a high-value, late-stage product pipeline supported by a strong balance sheet.  This unique opportunity happened because of your hard work and dedication and it will take and deserves an even bigger effort by all of us to fulfil the potential of the combined entity.  And most importantly, patients have the opportunity to benefit from our continued efforts with ARIKACE™.

While I am delighted by the potential prospects of this transaction, it is the employees of both Insmed and Transave who will be integral to the success of the combination, and I ask that each of you remain focused on the issues and tasks critical to the company's success during the short integration process.  Those critical issues all point to the continued development of ARIKACE™ as our first priority

Although I would like to be there today to address any questions that you may have, I need to participate in a teleconference announcing the transaction to the public.  An informal employee meeting will be held today at 10:30 am in the large conference room with senior staff members to address questions you may have.  I will hold a town hall meeting on Friday afternoon with all employees to address any additional questions and discuss the opportunity that this combination provides for our future.

As a reminder, employees should not respond directly or indirectly to investor, media or any other inquiries.  Please direct any such inquiries to Insmed’s corporate communications representative, Brian Ritchie of FD, at 212-850-5683.

I look forward to speaking with you tomorrow.

Best regards,

Timothy Whitten
President & Chief Executive Officer
Insmed, Incorporated

Important Information

Insmed intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (the “SEC”) to obtain shareholder approval of the conversion of the Series B Conditional Convertible Preferred Stock issued in the business combination with Transave into Insmed common stock (the “Shareholder Approval”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SHAREHOLDER APPROVAL. The proxy statement, any amendments or supplements to the proxy statement and other relevant documents filed by Insmed with the SEC will be available free of charge through the web site maintained by the SEC at www.sec.gov or by calling the SEC at telephone number 1-800-SEC-0330. Free copies of these documents may also be obtained from Insmed’s website at www.insmed.com or by writing to: Insmed Incorporated, 8720 Stony Point Parkway, Suite 200, Richmond, Virginia 23235, Attention: Mr. W. McIlwaine Thompson, Corporate Secretary.

Insmed and its directors and executive officers are deemed to be participants in the solicitation of proxies from the shareholders of Insmed in connection with the Shareholder Approval. Information regarding Insmed’s directors and executive officers is included in Insmed’s definitive proxy statement for its 2010 annual meeting of stockholders held on June 9, 2010, which was filed with the SEC on April 30, 2010. Other information regarding the participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement to be filed in connection with the Shareholder Approval.